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                                                                   EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into effective as of December 2, 1996, between STAR VENDING, INC., a Nevada corporation (the "COMPANY") and KELLY ENOS (the "EMPLOYEE").

RECITAL:

         A. The Company and Employee desire to enter into this Agreement to assure the Company of the continuing and exclusive services of Employee and to set forth the rights and duties of the parties.

AGREEMENT:

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1. EMPLOYMENT. During the term of this Agreement, the Company shall employ Employee, and Employee accepts employment, as Chief Financial Officer. Employee's primary duties will be to manage the Company's financial operations in accordance with the policies established by the Company's Board of Directors. Employee will faithfully perform her duties to the best of her ability in accordance with the reasonable directions of the Company as given through the Board of Directors, the Chief Executive Officer and the President. Employee will devote her full business time, ability, attention and loyalty to the business of the Company during the term of this Agreement, and will not, directly or indirectly, render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Company.

         2. TERM. The term of Employee's employment by the Company pursuant to this Agreement shall be for a period of two (2) years, commencing December 2, 1996 and ending December 2, 1998. The term of Employee's employment is subject to earlier termination as provided in Section 7.

         3. COMPENSATION; FRINGE BENEFITS

                  3.1 Base Salary. The Company shall pay Employee a monthly salary during the term of this Agreement. This salary shall be $12,500 per month. Employee's salary shall not be reduced at any time during the term of this Agreement, but the foregoing shall not limit the Company's rights under
Section 7.

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                  3.2 Stock Options. Employee shall be awarded incentive stock options to purchase a total of 75,000 shares of the Company's common stock pursuant to the Company's 1996 Supplemental Stock Option Plan.

                  3.3 Fringe Benefits. During the employment term, Employee shall be entitled to receive, at the Company's sole expense, the following fringe benefits:

                           A. Group health insurance, paid vacation leave, life
insurance and other insurance programs as set forth in the Company's employee manual applicable to employees generally to the same extent, and on the same terms, as other employees of the Company; and

                           B. Other benefits accorded to executives of the
Company as determined from time to time by the Board of Directors.

                  3.4 Taxes. Compensation paid to Employee under Sections 3.1 through 3.3, inclusive, shall be subject to withholding for federal and state income tax purposes. All payments received by Employee shall be reported on her federal and state tax returns as compensation for employment in a manner consistent with this Agreement.

                  3.5 Expenses. During the employment term, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Company business. All reimbursements required by this Section 3.5 shall be subject to such reasonable policies and record keeping as the Company may from time to time establish for its employees.

         4. CONFIDENTIAL INFORMATION. Employee shall, during the term of this Agreement and thereafter, hold in confidence and not disclose to any person or entity without the express prior authorization of the Company, any and all trade secrets of the Company (including, without limitation, all customer lists and lists of customer sources), and any and all other secret or confidential information relating to the services, customers, sales or business affairs of the Company or its affiliates. Employee agrees that she will not make use of any of the above at any time after termination of her employment. Upon termination of her employment, Employee shall deliver to the Company all documents, records, notebooks, work papers and all similar repositories containing any information concerning the Company, whether prepared by Employee, the Company or anyone else. This Agreement will further incorporate any and all provisions with respect to confidentiality, trade secrets, secret processes and data to which Company may be required to cause its employees to agree under the terms and provisions of any contract entered into by Company with any customer or client thereof, or under the terms of any subcontract to which Company may be a party, whether

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the same be in any contract to which the Company is presently a party or may, during the course of this Agreement, become a party, or under the provisions of any other contract with a customer of Company.

         5. NO SOLICITATION OF EMPLOYEES. Employee agrees that during the term of this Agreement, and for a period of twelve (12) months thereafter, she will not, directly or indirectly, for herself, or as agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, induce or entice any employee of the Company or its affiliates to leave such employment or cause anyone else to do so.

         6. ASSIGNMENT. Employee shall not have any right to delegate or transfer any duty or obligation to be performed by her to any third party, nor to assign or transfer the right, if any, to receive payments under this Agreement.

         7. TERMINATION.

                  7.1 Methods of Termination. This Agreement and the employment of Employee may be terminated at any time:

                           A. By mutual agreement of the parties.

                           B. By the Company if Employee dies or becomes
physically or mentally disabled (the term "disabled" shall mean any mental or physical illness or disability that renders the Employee unable to perform the essential functions of her position, after reasonable accommodation of such disability by the Company).

                           C. By the Company, for cause, if Employee (a) has
committed any material act of dishonesty, fraud or misrepresentation or any act of moral turpitude; (b) is in default in the performance of Employee's material obligations, services or duties under this Agreement; or (c) has failed to execute specific instructions from the Company's Board of Directors or executive officers, which failure is not corrected by Employee after reasonable notice from the Company.

                           D. By the Company, without cause, at any time during
the term of this Agreement.

                           E. By the Employee if the Company is in default of
its material obligations or duties under this Agreement.

                  7.2 Consequences of Termination. Employee shall be entitled to the following compensation in the event of a termination:

                           A. In the event of any termination under Sections
7.1A, 7.1B, 7.1C or 7.1D, Employee (or, in the event of

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Employee's death, her estate) shall be entitled to receive compensation accrued and payable to her as of the date of termination or death, and all other amounts payable under this Agreement shall thereupon cease.

                           B. In the event of any termination under Section
7.1E, or Section 7.1D if such termination occurs within four (4) months after the consummation of a Sale Transaction (as defined below) relating to the Company, then Employee shall continue to receive the compensation provided in this Agreement until the expiration of this Agreement. A "Sale Transaction" shall mean the acquisition by a single entity or group of affiliated entities (other than existing shareholders of the Company or their affiliates) of more than seventy-five percent (75%) of each class of voting securities of the Company pursuant to a tender offer or exchange offer approved in advance by the Board of Directors. Any amounts earned by her (other than through her personal investment activities) prior to such expiration by virtue of other employment shall be deducted from amounts to which she is entitled under this Agreement.

                  7.3 IRC Violations. Any provision in this Agreement to the contrary notwithstanding, in no event will Employee receive a payment which would trigger the excise taxes and disallowance of deductions contemplated by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that any amount calculated would result in such a payment, such amount shall be reduced to the largest amount that would not result in such a payment. This reduction shall apply to any and all compensation, including compensation pursuant to stock option grants governed by separate agreement between the Company and Employee. If, at the time of any such payment, no stock of the Company is readily tradable on an established securities market or otherwise, then the Company agrees to use its best efforts to cause such payment to meet the exemption set forth in Sections 280G(b)(5)(A)(ii) and (B) of the Code, so that no reduction will be required under this Agreement.

         8. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants that there are no agreements or arrangements, whether written or oral, that would be breached by Employee upon execution of this Agreement or that would impair or prevent Employee from rendering exclusive services to the Company during the term of this Agreement, and that Employee has not made and will not make any commitment or do any act in conflict with this Agreement.

         9. MISCELLANEOUS. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California. This Agreement supersedes all prior agreements between the parties concerning the subject matter, and constitutes the entire agreement between the parties with respect to the subject matter.

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This Agreement may be modified only with a written instrument duly executed by each of the parties. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver of any proceeding or succeeding breach. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part of or effect the construction or interpretation or any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.


                  IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date above written.




                                        STAR VENDING, INC.

                                      By
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                                        Mary Casey, President




                                        ----------------------------
                                        Kelly Enos



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